Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 24, 2014

to

INDENTURE

Dated as of March 22, 2010

among

PARKER DRILLING COMPANY

as Issuer,

The SUBSIDIARY GUARANTORS named therein

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

9.125% Senior Notes due 2018

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 24, 2014, is by and among Parker Drilling Company, a Delaware corporation (the “Issuer”), the Guarantors party hereto (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of March 22, 2010 (the “Indenture”), providing for the issuance of the Issuer’s 9.125% Senior Notes due 2018 (the “Notes”);

WHEREAS, on or about March 22, 2010, the Issuer issued $300,000,000 aggregate principal amount of Notes, on or about April 25, 2012, the Issuer issued an additional $125,000,000 aggregate principal amount of Notes;

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of June 21, 2013 (the “First Supplemental Indenture”), which added ITS Rental and Sales, Inc., a Texas corporation and a wholly-owned subsidiary of the Issuer, as a new Guarantor of the Notes.

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders representing a majority in principal amount of the outstanding Notes, the Issuer, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Issuer desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Issuer has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated January 7, 2014 and the related consent and letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”); and

WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture and (2) the Issuer and the Guarantors have satisfied all other conditions required under Article Nine of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendments to Articles Four, Five and Six. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:

Clauses (f) and (g) of Section 6.01 (Events of Default);

Section 4.03(a) (Reports), except as required by Section 314(a) of the TIA;

Clauses (iii) and (iv) of Section 5.01 (Merger, Consolidation, or Sale of Assets);

Section 4.04(c) (Compliance Certificate);

Section 4.05 (Taxes);

Section 4.07 (Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.10 (Asset Sales);

Section 4.11 (Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.15 (Offer to Purchase Upon Change of Control);

Section 4.16 (Limitation on Sale and Leaseback Transactions);

Section 4.17 (Payments for Consent); and

Section 4.18 (Subsidiary Guarantees of Certain Indebtedness).

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantor, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Issuer of a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Issuer shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Issuer shall determine that such purchase will not occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Issuer, with a notation as follows:

“Effective as of January 24, 2014, the Issuer has amended the Indenture, as provided in the Second Supplemental Indenture, dated as of January 24, 2014. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

PARKER DRILLING COMPANY

By:	/s/ Jon Al Duplantier
Name: Jon-Al Duplantier
Title: Senior Vice President

GUARANTORS

ANACHORETA, INC.
ITS RENTAL AND SALES, INC.
PARDRIL, INC.
PARKER AVIATION, INC.
PARKER DRILLING ARCTIC OPERATING, INC.
PARKER DRILLING COMPANY NORTH AMERICA, INC.
PARKER DRILLING COMPANY OF NIGER
PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED
PARKER DRILLING COMPANY OF SOUTH AMERICA, INC.
PARKER DRILLING MANAGEMENT SERVICES, INC.
PARKER DRILLING OFFSHORE CORPORATION
PARKER DRILLING OFFSHORE USA, L.L.C.
PARKER NORTH AMERICA OPERATIONS, INC.
PARKER TECHNOLOGY, INC.
PARKER TECHNOLOGY, L.L.C.
PARKER TOOLS, LLC
PARKER-VSE, INC.
QUAIL USA, LLC

By:	/s/ Jon Al Duplantier
Name: Jon-Al Duplantier
Title: Vice President

QUAIL TOOLS, LP

By:	QUAIL USA, LLC, its general partner

By:	/s/ Jon Al Duplantier
Name: Jon-Al Duplantier
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie H Ramos

Name:	Julie Hoffman-Ramos
Title:	Vice President